Exhibit 99.1

Friday January 25, 8:01 am Eastern Time

Press Release

SOURCE: Sunrise Assisted Living, Inc.

Sunrise Prices $100 Million Offering of Convertible

Subordinated Notes

MCLEAN, Va., Jan. 25 /PRNewswire-FirstCall/ — Sunrise Assisted Living, Inc. (NYSE: SRZ – news) today announced the private placement of $100 million of Convertible Subordinated Notes due February 1, 2009. The Notes will accrue interest at an annual rate of 5.25 percent that will be payable on February 1 and August 1 of each year. The Notes will be convertible into shares of Sunrise’s common stock at a conversion price of $35.84, subject to adjustment in certain circumstances. Sunrise has granted the initial purchasers of the Notes an option to purchase up to an additional $25 million principal amount of Notes. The offering, which was made only to qualified institutional buyers in accordance with Rule 144A of the Securities Act of 1933, is expected to close on January 30, 2002.

Neither the Notes nor the common stock issuable upon conversion of the Notes have been registered under the Securities Act of 1933, or any state securities laws. Unless so registered, the Notes and the common stock issuable upon conversion of the Notes may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Certain matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be realized. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SOURCE: Sunrise Assisted Living, Inc.